Exhibit 15.1a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Super Champ Group Limited
(A Development Stage Company)

We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form 20-F/A (the “Registration Statement”) of our report dated April 6, 2010, relating to the balance sheet of Super Champ Group Limited, a development stage company (the “Company”) as of February 28, 2010, and the related statements of operations, stockholders’ equity, and cash flows for the period from January 5, 2010 (Inception) through February 28, 2010, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
May 26, 2010